Filed Pursuant to Rule 433

Registration Statement No. 333-189309

Pricing Term Sheet

June 14, 2013

Eaton Vance Corp.

$325,000,000 3.625% Senior Notes due 2023

Eaton Vance Corp.

SEC Registered

June 14, 2013

EATON VANCE CORP.

US $325,000,000 3.625% 10-Year Senior Notes

Issuer:	Eaton Vance Corp.

Type:	SEC Registered

Ratings:	A3 (stable) / A- (stable) (Moody’s / S&P)

Size:	US $325,000,000

Trade Date:	June 14, 2013

Settlement Date:	June 25, 2013 (T+7 days)

Maturity:	June 15, 2023

Semi-Annual Coupon:	3.625%

Interest Payment Dates:	Semiannually on the 15th of each December and June, commencing on December 15, 2013

Public Offering Price:	99.520%

Treasury Benchmark:	UST 1.750% due May 15, 2023

Treasury Price:	96-19

Treasury Yield:	2.133%

Re-offer Spread vs. Treasury	+155 bps

Yield to Maturity:	3.683%

Change of Control Repurchase:	At 101% of principal plus accrued and unpaid interest if issuer subject to a Change of Control Repurchase Event.

Make-Whole Call:	At any time prior to June 15, 2023, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the remaining principal and interest payments on the notes being redeemed discounted to their present value as of the redemption date at the applicable Treasury Rate plus 25 bps.

Day Count:	30/360

Minimum Denomination / Multiples:	$2,000 / $1,000

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Passive Book-Running Manager:	Citigroup Global Markets Inc.

Co-Managers:	Barclays Capital Inc.

CUSIP / ISIN:	278265AD5 / US278265AD56

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or Morgan Stanley & Co. LLC at 1-866-718-1649 or by calling or emailing Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com.

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